EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 21st day of February, 2018 (the “Effective Date”), by and between Globus Medical, Inc., a Delaware corporation with its principal office in Montgomery County, Pennsylvania (the “Company”), and Eric Ian Schwartz, a resident of Pennsylvania (“Executive”), hereinafter collectively referred to as “the Parties”.
WITNESSETH:
WHEREAS, Executive serves the Company as its Senior Vice President and General Counsel; and
WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and Executive;
NOW, THEREFORE, in consideration of the mutual promises in this Agreement, and other good and valuable consideration, including but not limited to the employment of Executive by the Company and the compensation received by Executive from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.     EMPLOYMENT. The Company hereby employs Executive as the Company’s Senior Vice President and General Counsel, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.
2.     TERM. The term (“Term”) of this Agreement shall begin on the Effective Date and shall continue until terminated in accordance with the provisions of Section 6 hereof.
3.     EMPLOYMENT AT WILL. The Parties acknowledge and agree that Executive’s employment with the Company is, and shall remain at all times, “employment at-will”. Either party shall have the right to terminate the employment relationship at any time, for any reason, with or without cause or prior notice.
4.     DUTIES; EXCLUSIVE SERVICES; CONFLICTS OF INTEREST. Executive shall faithfully discharge his responsibilities and perform all duties as generally performed by the Senior Vice President or General Counsel of a comparable entity, including any duties set forth in the Bylaws of the Company related to the position and those duties prescribed from time to time by the Chief Executive Officer or his designee. Executive agrees to devote his best efforts, time, skill and attention to the performance of his duties and responsibilities on behalf of the Company and in furtherance of its best interests. Executive shall not become involved in any personal investment or business that would likely adversely affect the business of the Company or its affiliates. Executive also agrees that he shall not, without the written consent of the Chief Executive Officer or his designee, take personal advantage of any business opportunities that arise during his employment with the Company and which may benefit the Company. All material facts supporting such opportunities shall be promptly reported to the Chief Executive Officer for consideration by the Company. Executive agrees to comply with all policies, standards and regulations of the Company now existing or hereafter promulgated. Subject to the terms and conditions of this Agreement (including, without limitation, Executive’s right to resign for Good Reason pursuant to Section 6(e)), Executive may be reassigned or transferred to another management position, as designated by and in the discretion of the Chief Executive Officer or his designee which may or may not provide the same level of responsibility as the initial assignment, and Executive shall perform these duties. Upon execution of this Agreement, Executive agrees to immediately resign from the board of directors of any entity that engages in any business that competes with or represents a conflict with the business of the Company as determined in the discretion of the Board of Directors of the Company.

5.     COMPENSATION. During the Term of this Agreement, Executive’s compensation shall be determined and paid as follows.
(a)    BASE SALARY. Executive shall receive as compensation an initial base salary at the rate of $341,478.62 annually, which annual rate may be increased during Executive’s employment from time to time in the sole discretion of the Company (the “Base Salary”). The Base Salary shall be paid on the Company’s regularly scheduled paydays, less federal, state and local payroll taxes and other withholdings legally required or properly requested by Executive, in accordance with the Company’s regular payroll practices and procedures.
(b)    INCENTIVE BONUS. Subject to the Company’s financial ability, it will establish an incentive bonus plan (“Bonus Plan”) that Executive shall be eligible to participate in. Under the terms of the Bonus Plan, Executive will be able to earn approximately an additional $137,500.00 annually by meeting certain Company and individual performance targets, which amount may be increased from time to time in the sole discretion of the Company.
(c)    BENEFITS. Executive shall be eligible to participate in such other benefits as are provided from time to time to other executive-level employees of the Company. Such benefits will be provided and administered in accordance with the terms of any such benefit plans. All Company benefits are subject to termination or amendment by the Company without advance notice to or consent from Executive.
(d)    VACATION. Executive shall be entitled to four (4) weeks of paid vacation per calendar year, to be accrued and used in accordance with the vacation policy of the Company.
(e)    BUSINESS EXPENSES. The Company will pay all reasonable expenses incurred by Executive directly related to conduct of the business of the Company, including a monthly car allowance in the amount of $700.00, provided that Executive complies with the policies for reimbursement or advance of business expenses established by the Company. Executive will also receive the usual and customary benefits allotted to Company executives including, but not limited to, mobile PDA and laptop computer.
6.     TERMINATION. Executive’s employment hereunder may be terminated as follows.
(a)     VOLUNTARY RESIGNATION BY EXECUTIVE. Executive may terminate his employment by delivery of written notice to the Company.
(b)     TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate Executive’s employment by delivery of written notice to Executive.
(c)     TERMINATION BY THE COMPANY FOR CAUSE. While Executive is employed by the Company, the Company may terminate Executive’s employment “for cause,” as hereinafter defined, immediately upon written notice to Executive. “Cause” shall be decided by a majority vote of the Board of Directors of the Company other than Executive and shall mean:
(i)     Any material breach of the terms of this Agreement by Executive which breach, if curable, is not cured within fifteen (15) days after written notice of such breach has been given to Executive; or

(ii)     The failure of Executive to comply with the policies and/or directives of the Company and/or Board of Directors, which failure, if curable, is not cured within fifteen (15) days after written notice of such failure has been given to Executive; or
(iii)     Any act of gross negligence or willful misconduct with respect to the Company, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of his employment; or
(iv)     Any failure by Executive to fully disclose any material conflict of interest he may have with the Company in a transaction involving the Company which conflict is materially detrimental to the interest of the Company; or
(v)     Any adverse act or omission that would be required to be disclosed pursuant to securities laws or that would limit the ability of the Company or any entity affiliated with the Company to sell securities under any federal or state law or that would disqualify the Company or any affiliated entity from any exemption otherwise available to it, all of which are deemed for purposes of this Agreement to be materially detrimental to the interests and well-being of the Company.
(d)     OTHER TERMINATION BY THE COMPANY. While the Company employs Executive, the Company may immediately terminate this Agreement upon the occurrence of any of the following events:
(i)     This Agreement and Executive’s employment hereunder shall immediately terminate without notice in the event of death of the Executive. Such termination shall not prejudice any benefits payable to Executive or Executive’s beneficiaries that are fully vested or accrued as of the date of death; however, Executive’s estate will not be entitled to any other compensation under this Agreement.
(ii)     This Agreement and Executive’s employment hereunder shall immediately terminate upon written notice to Executive if Executive is unable, due to a disability, to perform the essential functions of his job, with or without a reasonable accommodation, for a period of sixty (60) continuous days. Such termination shall not prejudice any benefits payable to Executive or Executive’s beneficiaries that are fully vested or accrued as of the termination date; however, the Company shall have no further obligation or liability to Executive under this Agreement.
(iii)     This Agreement shall terminate in the event of the liquidation, dissolution or discontinuance of business by the Company or the filing of any petition by or against the Company under any federal or state bankruptcy or insolvency laws, which petition shall not be dismissed within sixty (60) days after filing.
(e)     TERMINATION BY EXECUTIVE FOR GOOD REASON. During the Term of this Agreement, Executive may terminate his employment under this Agreement at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” means:
(i)     Any materially adverse change or material diminution in the office, title, duties, powers, authority or responsibilities of Executive; or
(ii)     Failure of the Company to pay Executive any Base Salary or bonus that has become due and payable; or

(iii)     A material reduction in Base Salary; or
(iv)     A relocation of Executive’s principal worksite of more than 25 miles unless such relocation reduces Executive’s commute to such worksite; or
(v)     Any material breach of the terms of this Agreement by the Company.
However, none of the foregoing events or conditions will constitute Good Reason unless Executive provides the Company with written objection to the event or condition within 90 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and Executive resigns his employment within thirty (30) days following the expiration of that cure period.
(f)     TERMINATION FOLLOWING CHANGE IN CONTROL. If (i) all or substantially all of the assets of the Company are sold, liquidated or distributed or (ii) the Company is party to a merger or consolidation, or (iii) a person or entity or related persons or entities acquire a majority of the total voting power of the Company’s then-outstanding equity securities (each, a “Change in Control”), the Company may terminate the Executive’s employment without cause or the Executive may resign his employment with the Company under circumstances establishing Good Reason. In addition, all outstanding options held by Executive shall vest 100% upon acquisition of Company by another entity.
(g)     RESIGNATION AS OFFICER AND DIRECTOR. It is understood that if Executive has been, or at any time hereafter is, appointed to the Board of Directors of the Company, upon termination of this Agreement and Executive’s employment hereunder for any reason, unless otherwise agree between the Company and Executive, Executive shall also be deemed to have resigned as a member, if applicable at such time, of the Company’s Board of Directors, as well as any and all positions Executive may hold as an officer of the Company.
7.     PAYMENTS ON TERMINATION. Upon termination of this Agreement and Executive’s employment hereunder for any reason, all salary and benefits accrued and unreimbursed expenses due as of the date of termination shall be paid to Executive on the Company’s next regular payday.
(a)     Termination Without Severance Benefits. If this Agreement and Executive’s employment hereunder is terminated (i) by Executive for any reason other than Good Reason, including but not limited to termination pursuant to Subsection 6(d) above, or (ii) pursuant to Subsection 6(a) (voluntary resignation), or Subsection 6(c) (by the Company for “Cause”), no other payment or severance benefit will be payable to Executive by the Company.
(b)     Termination with Severance Benefits. If Executive’s employment is terminated pursuant to Subsection 6(b) (by the Company without “Cause”), 6(e) (for “Good Reason”) or 6(f) (“Change in Control”), then Executive shall be entitled to receive: (i) a severance equal to the Base Salary paid in equal installments each month over a period of twelve (12) months; and (ii) reimbursement for monthly premiums paid by Executive for his (and, if applicable, his spouse’s and dependents’) continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the group health, dental and/or vision plans sponsored by the Company (or any of its affiliates) for a period of twelve (12) months.
Notwithstanding the foregoing, no amount shall be payable to Executive under this Section 7 unless at the time of resignation or termination, Executive has been employed by Company for more than three (3) months.

Further, notwithstanding the foregoing, the severance benefits described in the preceding paragraph are conditioned on Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of his cessation of employment, of a general release of claims against the Company substantially in the form attached hereto as Exhibit A (the “Release”). Subject to the following paragraph, the severance benefits described in the preceding paragraph will be begin to be paid or provided as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60-day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.
Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 7(b) hereof will be payable until Executive has a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.
8.     WITHHOLDING FROM AND OFFSET OF SEVERANCE BENEFITS. The obligation of the Company to make any payment pursuant to Section 7 of this Agreement shall be subject to the following:
(a)     Taxes. The Company shall withhold all applicable federal, state and local taxes as required by relevant law and regulation then in effect including, without limitation FICA and other taxes.
(b)     Debts and Liabilities of Executive. The Company may withhold from or offset against its payment(s) to Executive any liabilities or debts of Executive to the Company.
9.     Section 409A.
(a)     Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to Executive does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(b)     Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.
(c)     If the application of Section 409A impacts Company’s tax liability, then Executive agrees to reimburse Company in the amount of the liability incurred.
10.     RESERVED.
11.     EXECUTIVE REPRESENTATIONS. Executive warrants and represents as follows:
(a)     Executive represents that his performance of all of the terms of this Agreement does not and will not breach any arrangement to keep in confidence information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive represents that he has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.
(b)     Executive understands as part of the consideration for this Agreement and for Executive’s employment or continued employment by the Company, that Executive has not brought and will not bring with Executive to the Company, or use in the performance of Executive’s duties and responsibilities for the Company or otherwise on its behalf, any materials or documents of a former employer or other owner that are generally not available to the public, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and has provided the Company with a copy thereof.
(c)     Executive understands that during his employment for the Company he is not to breach any obligation of confidentiality that Executive has to a former employer or any other person or entity and agrees to comply with such understanding.
12.     RECORDS. All notes, data, tapes, reference materials, sketches, drawings, memoranda, models and records in any way relating to any of the proprietary information or to the Company’s business shall belong exclusively to the Company, and Executive agrees to turn over to the Company all such materials and all copies and reproduction capabilities concerning such materials or compilations of information therefrom in his possession or then under his control at the request of the Company or, in the absence of such request, upon the termination of Executive’s employment with the Company.
13.     WAIVER. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. Failure or delay of the Company at any time to insist upon strict compliance with any of the terms, covenants or conditions hereof, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of Executive’s conduct or employment, shall not be deemed a waiver of such terms, covenants, conditions, powers, rights or remedies, nor shall any waiver or relinquishment of any right or power granted hereunder at any particular time be deemed a waiver or relinquishment of such rights or power at any other time or times.
14.     RESERVED.

15.     SEVERABILITY. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provision (or remaining part thereof) or the enforceability thereof under different circumstances.
16.     GOVERNING LAW; VENUE. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, without reference to the choice of law or conflict of law provisions of such laws, provided that federal law shall govern copyright, patent and trademark issues. The Parties further agree that the Court of Common Pleas of Montgomery County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania in Philadelphia, Pennsylvania shall adjudicate any disputes related to this Agreement. The parties hereto consent to the personal jurisdiction of such courts.
17.     NOTICES. Any notice required to be given hereunder shall be sufficient if in writing and sent by certified or registered United States mail, return receipt requested, first-class postage prepaid, in the case of Executive, to the last known address as shown on the Company’s records, and in the case of the Company, to its principal office in the Commonwealth of Pennsylvania.
18.     BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. Executive may not assign any of his rights or delegate any of his duties under this Agreement.
19.     ENTIRE AGREEMENT. This Agreement and the No Competition and Non-Disclosure Agreement between the Company and Executive effective as of April 28, 2016 (the “NCND Agreement”) contain the entire agreement and understandings by and between the Company and Executive with respect to the covenants herein and therein described, and no representations, promises, agreements or understandings, written or oral, not herein or therein contained shall be of any force or effect. The NCND Agreement shall remain in full force and effect following the execution of this Agreement. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the Parties hereto. Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with counsel of his choice, that to the extent he desired, he availed himself of this right, that he has carefully read and fully understands the meaning, intent and consequences of all provisions of this entire Agreement, that he is competent to execute this Agreement, that his decision to execute this Agreement has not been obtained by any duress, and that he freely and voluntarily enters into this Agreement.
20.     CAPTIONS. The captions in this Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Agreement.
21.     SURVIVAL. The provisions set forth in Sections 7 through 20 hereof shall survive the termination of this Agreement and any period of applicability stated therein shall be extended to the extent of any period of time during which the Executive is in violation thereof.
IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement effective as of the day and year first above written.

GLOBUS MEDICAL, INC.

By:     /s/ Anthony L. Williams
Name:     Anthony L. Williams
Title: President

EXECUTIVE

/s/ Eric Ian Schwartz
Eric Ian Schwartz
EXHIBIT A
Form of Release
SEPARATION AGREEMENT AND GENERAL RELEASE
In consideration of a payment of: (1) __________ representing a severance payment of ________ salary which I will receive from Globus Medical, Inc. (“Globus”) by check (less appropriate payroll taxes which will be withheld); and (2) __________ representing the cost of extending my medical and health benefits for __________ months, both payments to be sent within __________ (__________) calendar days after Globus receives a signed copy of this Agreement, I, __________, intending to be legally bound by this Separation Agreement and General Release (“Agreement”), hereby agree to release Globus from all claims, demands, actions or liabilities I may have against Globus of whatever kind, known or unknown, including but not limited to those which arise out of or are related to my employment with Globus or the separation or termination of that employment. I agree that this also releases from liability Globus’ subsidiaries, successors, operating units, assigns, affiliates, related corporations and entities, and all of their present and future partners, principals, shareholders, employees, officers, directors, agents, attorneys, divisions, and any person or entity which can be held jointly and severably liable with any of them (hereinafter, “those associated with Globus”).

I agree that I have voluntarily executed this release on my own behalf, and also on behalf of any heirs, agents and representatives that I may have now or in the future. I knowingly and voluntarily waive any and all claims under any and all laws which provide legal restrictions on Globus’ or the rights of those associated with Globus to terminate my employment or to affect the terms and conditions of my employment, including but not limited to claims under any federal, state, or other governmental statute, regulation or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991; (2) the Americans With Disabilities Act; (3) the Pennsylvania Human Relations Act; (4) the Age Discrimination in Employment Act (“ADEA”); (5) the Older Workers Benefit Protection Act; (6) The Family and Medical Leave Act (“FMLA”); (7) Sections 1981 through 1988 of Title 42 of the United States Code; (8) the Employee Retirement Income Security Act of 1974 (“ERISA”); (9) the federal Food Drug and Cosmetic Act; (10) the Occupational Safety and Health Act; (11) all other federal, state or local laws of a similar nature to any of the foregoing enumerated laws and any amendments to the foregoing statutes.
I also waive any other common law or statutory claims against Globus and those associated with Globus, including but not limited to any claim for personal injury, wrongful discharge, public policy, negligence, infliction of emotional distress, whistleblower, retaliation, negligent hiring or retention, or any form of tort, whether negligent, reckless or intentional, or any claims based on theories of contract, including any claims for legal fees or costs, or any other form of action.
I understand that I am not waiving any rights or claims under the ADEA that may arise after the date this waiver is executed, but does waive any claims pertaining to my separation from employment as provided for by this Agreement. I also understand that I am not waiving any rights or claims which cannot legally be waived by this Agreement, including without limitation, unemployment compensation claims, workers’ compensation claims or the ability to file certain administrative claims.
I understand that nothing in this Agreement shall interfere with my right to file a charge with, cooperate with, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency. However, I agree that, with the exception of unemployment and worker’s compensation claims, the consideration provided to me in this Agreement shall be the sole relief provided for the claims that are released by me herein and I understand that I will not be entitled to recover and agree to waive any monetary benefits or economic recovery or equitable relief recovery against Globus or those associated with Globus in connection with any such claim, charge or proceeding without regard to who has brought such complaint or charge.
Subject to all of the foregoing, this Agreement shall operate as a general release of any and all claims to the fullest extent of applicable law.
I further acknowledge and agree that:
1.     The payment as described above constitutes consideration for this release, in that it is a payment or other accommodation to which I would not have been entitled under any Globus policy, procedure or plan had I not signed this release.
2.     As of the date set forth below, payment has been made in full for all hours worked and that I am not owed or entitled to any additional compensation in the form of salary, wages, overtime, vacation pay, fringe benefits or otherwise, related to any employment with Globus or those associated with Globus.
3.     I have been given the opportunity to take a period of at least twenty-one (21) days to consider this release (“Consideration Period”), I have not been pressured or coerced to waive this Consideration Period, and I have been given the opportunity to discuss it with counsel of my choice.

4.     I have carefully read this release, have had a reasonable time to review it, and have signed it voluntarily, without coercion and with knowledge of the nature and consequences thereof.
5.     This release does not waive any claims I may have which arise after the date I sign this release.
6.     I have not relied on any representations or promises of any kind made to me in connection with my voluntary decision to sign this release except for those set forth in this release.
7.     I will keep the terms of this release, including the payment and accommodations made hereunder, in strict confidence, and will not make public or disclose the terms or payment to any person except for my spouse, my attorneys or accountants or governmental authorities as may be required by law.
8.     I shall not make or publish any statement (orally or in writing) or instigate, assist or participate in the making or publication of any statement which shall tend to disparage or demean Globus, or any of its present or former employees, officers and directors.
9.     If Globus receives any requests for references concerning my employment, Globus will only disclose my position and dates of employment.
10.     I agree not to seek employment or be employed with Globus or those associated with Globus, and forever waive and relinquish all rights to assert any claim for recall, reemployment, or tenure with Globus or those associated with Globus. I agree that Globus and those associated with Globus need not accept or consider any application for employment from me, may deny employment to me based upon this provision, and I hereby release Globus and those associated with Globus from any liability for failure to hire or rehire me in the future. If I should apply for employment or reemployment with Globus or those associated with Globus in the future, this Agreement shall constitute my irrevocable request that such application be withdrawn and not considered and, if already hired, shall constitute my irrevocable resignation.
11.     I agree I will never institute or be a party to a claim of any kind against Globus or those associated with Globus regarding the subject matter of this release. If I violate this release by instituting a claim against Globus or those associated with Globus, I agree I will pay all costs Globus or those associated with Globus incur in defending against the claim, including reasonable attorneys’ fees.
12.     I agree to timely pay any taxes due on sums paid pursuant to this Agreement and hereby indemnify and holds harmless Globus for any taxes and penalties assessed on account of sums paid pursuant to this Agreement.
13.     I understand that the sums paid pursuant to this Agreement will not be included in compensation for purposes of calculating the benefits to which I am entitled under any 401(k), pension or other retirement plan.
14.     I agree to execute any documents and to take any other actions necessary to implement the terms of this Agreement.
15.     I understand that this Agreement sets forth the terms of the entire agreement between me and Globus concerning my employment and separation from employment and extinguish the terms of any other agreement between the parties; provided, however, that the provisions of the No Competition and Non-Disclosure Agreement that I signed as an employee of Globus shall remain in full force and effect. I am not entitled to any benefit or consideration not set forth in this Agreement nor shall I be entitled to any duplication of the consideration or benefits described in this Agreement.

16.     I understand that no oral statement of any person whatsoever shall in any manner or degree modify or otherwise affect the terms and provisions of this Agreement. To the extent the terms of this Agreement and any other agreement conflict, the terms of this Agreement shall govern and supercede such inconsistent terms.
17.     I understand and agree that if, after 60 days from receipt of this Agreement, I do not sign and return it to Globus, that the terms and conditions of this offer shall expire at Globus’ discretion and without any further notice to me.
I understand this Agreement is not effective or enforceable for seven (7) days after I sign it, and I may revoke it during that time (“Revocation Period”). I have not been pressured or coerced to waive this Revocation Period. To revoke, I agree to return the full amount of any check I received from Globus under this Release, together with a written notice of revocation addressed to Kelly G. Huller, Esquire, Vice President, Legal, Globus Medical, Inc., 2560 General Armistead Avenue, Audubon, PA 19403. I understand and agree that this must be done before the conclusion of the seventh day after I sign the release; that if Ms. Huller does not receive a written revocation and the sum stated above by the end of the seven day period, this release will become fully enforceable at that time; and that revocation of this release does not alter or affect the termination of my employment with Globus.
In case any part of this release shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This release shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
I understand and agree to this Agreement, have had the opportunity to review it with counsel, and have signed it freely and voluntarily.

Date

Witness (print name)                     Witness (signature)
Reviewed and agreed to on behalf of Globus Medical, Inc.:

By:
Name:
Title: